EXHIBIT 5.1


                   [Letterhead of Davis Polk & Wardwell]



                                                 December 4, 1997



Caliber System, Inc.
3925 Embassy Parkway
Akron, Ohio 44333

Dear Sirs:

               We have acted as counsel to FDX Corporation ("FDX") in connection with the merger of a subsidiary of FDX with and into Caliber System, Inc. ("Caliber") and the merger of another subsidiary of FDX with and into Federal Express Corporation ("FedEx") (collectively, the "Mergers") pursuant to the terms of the Agreement and Plan of Merger dated as of October 5, 1997, among FDX, FedEx, Caliber, Tires Merger Sub Inc. and Fast Merger Sub Inc. (the "Merger Agreement") and the preparation and filing of FDX's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by FDX of shares (the "Shares") of common stock, par value $0.10 per share, of FDX to be issued in the Mergers.

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for the purposes of this opinion.

               In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the stockholders of FDX will have approved the issuance of the Shares in connection with the Mergers in accordance with the General Corporation Law of Delaware, (iii) the stockholders of Caliber will have approved and adopted the Merger Agreement in accordance with the General Corporation Law of Ohio and (iv) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the terms of the Merger Agreement.

               On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will have been validly issued, fully paid and non-assessable.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

               This letter is furnished to you solely for use in connection with the Mergers and may not be used for any other purpose without our express permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation promulgated thereunder


                                                  Very truly yours,


                                                  /s/ Davis Polk & Wardwell